EXHIBIT 99

                                PRESS RELEASE





















                                                           Banking Operations:
[ESB Financial Corporation Logo]
                                                           ESB Bank
                                                           Troy Hill Bank

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                           P R E S S   R E L E A S E

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RELEASE DATE:                                   CONTACT:
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March 21, 2000                                  Frank D. Martz
                                                Senior Vice President
                                                of Operations and Secretary
                                                (724) 758-5584


                ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND
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        ESB Financial Corporation announced today that its Board of Directors at its meeting on March 21, 2000 declared a quarterly cash dividend of $.09 on the Common Stock of ESB Financial Corporation payable on April 25, 2000 to the stockholders of record at the close of business on March 31, 2000.

        In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's favorable results of operations for the three months ended December 31, 1999. The Company recognized net income for the three month period ended December 31, 1999 of $1.43 million or $.29 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend of $.09 per share. This quarterly cash dividend equates to an annual cash dividend of $.36 per share.

        ESB Financial Corporation is the parent Holding Company of ESB Bank, FSB and Spring Hill Savings Bank, FSB and offers a wide variety of financial products and services through sixteen offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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600 Lawrence Avenue*Ellwood City, PA 16117-1930*724.758.5584*724.758.0576(Fax)
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